Exhibit 10.5
FIRST AMENDMENT TO INDEMNITY AGREEMENT
     This Amendment to Indemnity Agreement is entered into and effective as of December 31, 2008, by and between Approach Resources Inc., a Delaware corporation (the “Company”), and                                          (the “Indemnitee”).
W I T N E S S E T H:
     WHEREAS, the Company and the Indemnitee entered into an Indemnity Agreement effective as of July 12, 2007 (the “Indemnity Agreement”); and
     WHEREAS, the Company and the Indemnitee now desire to amend the Indemnity Agreement for compliance with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance thereunder;
     NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:
     1. The Indemnity Agreement is hereby amended to add a new Section 27 to the end thereof to read as follows:
     27. Internal Revenue Code Section 409A. Expenses payable pursuant to this Indemnity Agreement are intended to satisfy the indemnification arrangement exception to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any provision of this Agreement to the contrary, if any reimbursement of an Expense constitutes deferred compensation subject to Code Section 409A (other than a “tax gross-up payment”), such Expense shall be paid by the end of the calendar year next following the calendar year in which the Expense is incurred, and the amount of such Expenses eligible for reimbursement during any calendar year will not affect the amount of Expenses eligible for reimbursement in any other calendar year. With respect to an Expense that is a “tax gross-up payment” as defined in the Treasury Regulations under Code Section 409A, such tax gross-up payment will be paid to the Indemnitee by the end of the calendar year following the calendar year in which the Indemnitee remits the related taxes to the taxing authority. Any provision of this Agreement to the contrary notwithstanding, if any payment provided for herein would be subject to additional taxes and interest under Code Section 409A and if Indemnitee’s receipt of such payment is not delayed until the Section 409A Payment Date, then such payment will not be provided to Indemnitee (or Indemnitee’s estate, if applicable) until the Section 409A Payment Date. The “Section 409A Payment Date” is the earlier of (a) the date of Indemnitee’s death or (b) the date that is six months and one day after Indemnitee’s “separation from service” as defined in Code Section 409A.
     2. Except as otherwise specifically set forth herein, all other terms and conditions of the Indemnity Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first indicated above.

APPROACH RESOURCES INC.

By:

Name:

Title:

INDEMNITEE

Name: